Exhibit 99.1

BIND Therapeutics Reports Second Quarter 2014 Financial Results

- Management to host conference call today at 8:30 a.m. ET -

Cambridge, MA, August 7, 2014 — BIND Therapeutics, Inc. (NASDAQ: BIND), a clinical-stage nanomedicine platform company developing targeted and programmable therapeutics called AccurinsTM, today reported financial results for the second quarter ended June 30, 2014.

“We remain on track with BIND-014, our lead proprietary drug candidate, by continuing enrollment in the weekly dosing schedule of BIND-014 in our Phase 2 non-small cell lung cancer trial and expect to report top line data on the every three week dosing schedule from both the lung and metastatic castrate resistant prostate cancer Phase 2 trials in the fourth quarter of this year. In addition, we are continuing to make good progress toward our goals of significantly expanding our BIND-014 development program by initiating two additional Phase 2 trials in KRAS mutant non-small cell lung cancer and in a number of other solid-tumor indications before the end of 2014,” said Andrew Hirsch, BIND’s Chief Operating Officer.

“We were excited to add Roche, a leader in biologically targeted therapies, to our family of collaborators this quarter,” said Scott Minick, BIND’s President and CEO. “This collaboration, which demonstrates the wide-ranging potential for our technology into new therapeutic areas, is focused on combining BIND’s Accurin technology with Roche’s therapeutic payloads and targeting ligands to create novel nanomedicines for the treatment of diseases outside of oncology.”

Recent Business Highlights

•	Entered into a research agreement with F. Hoffmann-La Roche Ltd. (Roche) to discover novel nanomedicines using Accurins for the treatment of diseases in therapeutic areas outside of oncology. The collaboration will focus on combining BIND’s Accurin technology with Roche’s proprietary therapeutic payloads and targeting ligands.

•	Elected Charles Rowland, former Vice President and Chief Financial Officer of ViroPharma Inc., to BIND’s Board of Directors.

Second Quarter 2014 Financial Results

•	Revenue for the second quarter of 2014 was $2.5 million, compared to $2.8 million for the second quarter of 2013. Research and development expenses totaled $6.9 million for the second quarter of 2014, compared to $6.0 million for the second quarter of 2013. The increase was primarily driven by headcount growth associated with activities supporting the development of BIND’s internal pipeline and collaborations. General and administrative expenses totaled $3.8 million for the second quarter of 2014, compared to $2.4 million for the second quarter of 2013. The increase was primarily due to increased compensation expenses and other expenses principally related to operating as a public company since September 2013. Net loss for the second quarter of 2014 was $8.4 million, compared to a net loss of $5.9 million for the second quarter of 2013.

•	Cash, cash equivalents and marketable securities was approximately $59 million as of June 30, 2014.

Upcoming Events and Presentations

Members of BIND’s management team are expected to participate in the following upcoming conferences during the third and fourth quarters:

•	Wedbush 2014 Life Sciences: Management Access Conference in New York presenting at 10:55 a.m. ET on Wednesday, August 13, 2014.

•	FBR Healthcare Conference in Boston on Wednesday, September 3, 2014.

•	Credit Suisse 2014 Healthcare Conference in Phoenix from Wednesday, November 12 – Thursday, November 13, 2014.

•	Stifel Nicolaus Weisel Healthcare Conference in Boston from Tuesday, November 18 - Wednesday, November 19, 2014.

Live and archived webcasts of available events will be made accessible on the Company’s website at www.bindtherapeutics.com.

Conference Call Information

BIND’s management team will host a conference call and audio webcast today at 8:30 a.m. ET to discuss the second quarter 2014 results and provide a corporate update. To access the conference call, please dial (877) 312-5844 (domestic) or (253) 237-1152 (international) at least five minutes prior to the start time and refer to conference ID 78041099.

An audio webcast of the call will also be available on the Investors & Media section of the Company’s website www.bindtherapeutics.com. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About BIND Therapeutics

BIND Therapeutics is a clinical-stage nanomedicine platform company developing Accurins, its novel targeted therapeutics. BIND intends to leverage its Medicinal Nanoengineering® platform to develop a pipeline of Accurins, initially in oncology, as well as Accurins in collaboration with biopharmaceutical companies. BIND’s lead drug candidate, BIND-014, is an Accurin that targets PSMA and contains docetaxel, a clinically-validated and widely used cancer chemotherapy drug. BIND-014 is currently in Phase 2 clinical trials for the treatment of non-small cell lung cancer and metastatic castrate-resistant prostate cancer.

BIND has announced ongoing collaborations with Pfizer Inc., AstraZeneca AB and F. Hoffmann-La Roche Ltd. to develop Accurins based on their proprietary therapeutic payloads and targeting ligands. BIND’s platform originated from the pioneering nanotechnology research at the Massachusetts Institute of Technology and Brigham and Women’s Hospital/Harvard Medical School of BIND’s scientific founders Dr. Robert Langer and Dr. Omid Farokhzad. For more information, please visit the Company’s web site at www.bindtherapeutics.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding BIND-014, including without limitation, 2014 milestones with respect to trials of BIND-014, our collaboration with Roche, and upcoming events and presentations.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the fact that the Company has incurred significant losses since its inception and expects to incur losses for the foreseeable future; the Company’s need for additional funding, which may not be available; raising additional capital may cause dilution to its stockholders or require it to relinquish rights to its technologies or drug candidates; the Company’s limited operating history; failure to use and expand its medicinal nanoengineering platform to build a pipeline of drug candidates and develop marketable drugs; the early stage of the Company’s development efforts with only one drug candidate in clinical development; failure of the Company or its collaborators to successfully develop and commercialize drug candidates; clinical drug development involves a lengthy and expensive process, with an uncertain outcome; delays or difficulties in the enrollment of patients in clinical trials; serious adverse or unacceptable side effects or limited efficacy observed during the development of the Company’s drug candidates; inability to maintain any of the Company’s collaborations, or the failure of these collaborations; the Company’s reliance on third parties to conduct its clinical trials and manufacture its drug candidates; the Company’s inability to obtain required regulatory approvals; any conclusion by the FDA that BIND-014 does not satisfy the requirements for approval under the Section 505(b)(2) regulatory approval pathway; the inability to obtain orphan drug exclusivity for drug candidates; failure to obtain marketing approval in international jurisdictions; any post-marketing restrictions or withdrawals from the market; effects of recently enacted and future legislation; failure to comply with environmental, health and safety laws and regulations; failure to achieve market acceptance by physicians, patients, or third-party payors; failure to establish effective sales, marketing and distribution capabilities or enter into agreements with third parties with such capabilities; effects of substantial competition; unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives; product liability lawsuits; failure to retain key executives and attract, retain and motivate qualified personnel; difficulties in managing our growth; risks associated with operating internationally, including the possibility of sanctions with respect to our operations in Russia; failure to obtain and maintain patent protection for or otherwise protect our technology and products; effects of patent or other intellectual property lawsuits; a significant portion of the Company’s total outstanding shares recently became eligible to be sold, which could cause the market price of its common stock to drop significantly; increased costs as a result of operating as a public company; and any securities class action litigation. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, or SEC, on May 8, 2014, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Media:

Gina Nugent

The Yates Network

617-460-3579

gina@theyatesnetwork.com

Investors:

Paul Cox

Stern Investor Relations

212-362-1200

BIND@sternir.com

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue	$2,459	$2,777	$4,024	$4,265

Operating expenses:
Research and development	6,901	5,960	13,724	11,617
General and administrative	3,774	2,449	7,035	4,416

Total operating expenses	10,675	8,409	20,759	16,033

Loss from operations	(8,216)	(5,632)	(16,735)	(11,768)
Other expense	(228)	(287)	(31)	(440)

Net loss	(8,444)	(5,919)	(16,766)	(12,208)
Accretion of redeemable convertible preferred stock	—	(1,412)	—	(2,749)

Net loss attributable to common stockholders	$(8,444)	$(7,331)	$(16,766)	$(14,957)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.51)	$(3.32)	$(1.02)	$(6.83)
Weighted average common shares outstanding:
Basic and diluted	16,464,410	2,210,766	16,444,210	2,190,479

BIND THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Amounts in thousands, except share data)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$28,940	$51,612
Short-term investments	29,736	10,384
Accounts receivable	2,107	1,269
Prepaid expenses and other current assets	1,118	1,532

Total current assets	61,901	64,797
Property and equipment, net	6,475	6,079
Long-term investments	—	15,387
Restricted cash	2,109	2,084
Other assets	30	61

Total	$70,515	$88,408

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,908	$1,411
Accounts payable	1,113	2,643
Accrued expenses	3,534	2,408
Current portion of deferred revenue	4,383	5,086
Current portion of deferred rent	403	513

Total current liabilities	11,341	12,061

Long-term liabilities:
Long-term debt, less current portion	2,401	3,274
Deferred revenue, less current portion	1,538	2,384
Deferred rent, less current portion	1,233	1,375

Total long-term liabilities	5,172	7,033

Total liabilities	16,513	19,094

Stockholders’ equity	54,002	69,314

Total	$70,515	$88,408